Exhibit 10.2

THIRD AMENDMENT TO SUBSCRIPTION AGREEMENT

THIS THIRD AMENDMENT TO SUBSCRIPTION AGREEMENT (the “Amendment”) is made effective this 29th day of December, 2023 by CLS HOLDINGS USA, INC., a Nevada corporation (“Maker”) in favor of NAVY CAPITAL GREEN CO-INVEST FUND, LLC (“Purchaser”).

WHEREAS, on October 22, 2018, Maker and Purchaser executed a Subscription Agreement (the “Subscription Agreement”) whereby Purchaser agreed to purchase a Convertible Debenture (the “Debenture”) in the principal amount of $4,000,000 from Maker;

WHEREAS, the Subscription Agreement and Debenture provided that upon conversion of the Debenture the Purchaser would receive Units, where each Unit comprised one share of Common Stock and a warrant to purchase one-half of a share of Common Stock;

WHEREAS, the form of warrant was attached to the Subscription Agreement;

WHEREAS, on October 31, 2018, Maker executed the Debenture in favor of the Purchaser;

WHEREAS, on July 26, 2019, Maker and Purchaser executed a First Amendment to Debenture and form of warrant;

WHEREAS, on April 15, 2021, Maker and Purchaser executed an Amended and Restated Debenture with a revised form of warrant and a First Amendment to Subscription Agreement (the “First Amendment to the Subscription Agreement”) to memorialize certain changes they had agreed upon to the Debenture, including a reduction in the conversion price and an extension in the Maturity Date;

WHEREAS, on September 15, 2022, Maker and Purchaser executed an Amended and Restated Debenture with a revised form of Warrant and a Second Amendment to Subscription Agreement to memorialize certain changes agreed upon to the Debenture, including a reduction in the conversion price and changes to the Maturity Date and payment dates (the “Second Amendment to the Subscription Agreement” and together with the First Amendment to the Subscription Agreement and the Subscription Agreement, the “Amended Subscription Agreement”); and

WHEREAS, the Maker and the Purchaser wish to further amend the Amended and Restated Debenture and form of warrant, and to amend the Amended Subscription Agreement, as provided for in this Amendment;

NOW THEREFORE, it is hereby agreed as follows:

1.    Defined Terms. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Subscription Agreement.

2.    Reduction in Conversion Price; Extension of Maturity Date. The conversion price of the Debentures shall be reduced from $0.10 per Unit to $0.07 per Unit. The “Maturity Date” of the Debenture, as defined in the Third Amended and Restated Debenture attached as Exhibit A to this Amendment (the “Third Amended and Restated Debenture”), shall be January 31, 2028.

3.    Replacement of Exhibits C and D (Form of Debenture and Form of Warrant). Exhibit C to the Subscription Agreement, the form of Amended and Restated Debenture, shall be replaced with Exhibit A attached hereto, which is the Third Amended and Restated Debenture. Exhibit D to the Subscription Agreement, which is the form of warrant, shall be replaced with Exhibit B hereto.

4.    Ratification. Except as set forth herein, the terms of the Amended Subscription Agreement, as amended by this Amendment (which together shall be referred to as the “Third Amended Subscription Agreement”), shall remain in full force and effect after the date hereof, the term “Unit” shall refer to the Units received upon conversion of the Third Amended and Restated Debentures at the revised conversion prices set forth herein, and shall consist of one Share of Maker’s Common Stock and one-half of one Warrant, with each warrant exercisable for the period provided in such warrant to purchase one Share of Common Stock for $0.10 per Share.

[Signature Page Follows]

IN WITNESS WHEREOF, Maker has caused this Amendment to be signed in its name by its duly authorized officer on December 29, 2023.

CLS HOLDINGS USA, INC.

By:

Name: Andrew Glashow

Title:   CEO and Chairman of the Board

ACCEPTED AND AGREED:

NAVY CAPITAL GREEN CO-INVEST FUND, LLC

By:

Name:

Title:

EXHIBIT A

FORM OF THIRD AMENDED AND RESTATED DEBENTURE

THIRD AMENDED AND RESTATED

CONVERTIBLE DEBENTURE

THIS CONVERTIBLE DEBENTURE IS SUBJECT TO A CONVERTIBLE DEBENTURE SUBSCRIPTION AGREEMENT DATED OCTOBER 25, 2018, AS AMENDED APRIL 15, 2021, AS AMENDED SEPTEMBER 15, 2022, AS AMENDED DECEMBER 29, 2023 (THE “THIRD AMENDED SUBSCRIPTION AGREEMENT”).

AS DESCRIBED IN THE THIRD AMENDED SUBSCRIPTION AGREEMENT, THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (“ACT”), OR ANY APPLICABLE STATE SECURITIES LAWS (“BLUE SKY LAWS”). ANY TRANSFER OF SUCH SECURITIES WILL BE INVALID UNLESS A REGISTRATION STATEMENT UNDER THE ACT AND AS REQUIRED BY BLUE SKY LAWS IS IN EFFECT AS TO SUCH TRANSFER OR IN THE OPINION OF COUNSEL SATISFACTORY TO THE BORROWER SUCH REGISTRATION IS UNNECESSARY IN ORDER FOR SUCH TRANSFER TO COMPLY WITH THE ACT AND BLUE SKY LAWS.

$2,018,007.24	December 29, 2023

WHEREAS, on October 22, 2018, CLS Holdings USA, Inc., a Nevada corporation (the “Maker” or the “Company”) and Navy Capital Green Co-Invest Fund, LLC (the “Purchaser”) executed a Subscription Agreement (the “Subscription Agreement”) whereby Purchaser agreed to purchase a Convertible Debenture in the principal amount of $4,000,000 (One Million Dollars) from Maker (the “Original Debenture”);

WHEREAS, on April 15, 2021, the Maker and the Purchaser executed the First Amendment to Subscription Agreement (together with the Subscription Agreement the “Amended Subscription Agreement”);

WHEREAS, pursuant to the Amended Subscription Agreement, the Maker executed an Amended and Restated Debenture on April 15, 2021 (the “Amended and Restated Debenture”), which replaced the Original Debenture;

WHEREAS, effective on September 15, 2022, the Maker and the Purchaser executed the Second Amendment to Subscription Agreement (together with the Amended Subscription Agreement and the Subscription Agreement, the “Second Amended Subscription Agreement”) and a portion of the amounts due under the Amended and Restated Debenture were converted into the Maker’s Units;

WHEREAS, pursuant to the Second Amendment to Subscription Agreement, the Maker executed a Second Amended and Restated Debenture on September 15, 2022 (the “Second Amended and Restated Debenture”), which replaced the Amended and Restated Debenture;

WHEREAS, effective on December 29, 2023, the Maker and the Purchaser executed the

Third Amendment to Subscription Agreement (together with the Second Amended Subscription Agreement, the Amended Subscription Agreement and the Subscription Agreement, the “Third Amended Subscription Agreement”);

WHEREAS, pursuant to the Third Amended Subscription Agreement, the Maker and the Purchaser now wish to amend and restate the Second Amended and Restated Debenture, which Third Amended and Restated Debenture shall replace the Second Amended and Restated Debenture in all respects, as follows:

For Value Received, CLS Holdings USA, Inc, a Nevada corporation (“Maker”), under the terms of this Convertible Debenture (“Debenture”) promises to pay to the order of Navy Capital Green Co-Invest Fund, LLC (“Purchaser”), by check, in lawful money of the United States of America and in immediately available funds, the principal amount of Two Million Eighteen Thousand Seven and 24/100 Dollars ($2,018,007.24) (the “Original Principal Amount”), together with such interest on the Original Principal Amount as provided for below on January 31, 2028 (the “Maturity Date”) if not sooner indefeasibly paid in full.

Interest payable on the Original Principal Amount (including the PIK Amount (as defined below) added thereto, the “Principal Amount”) shall accrue at a rate per annum equal to eight percent (8%) (the “Contract Rate”). Interest shall be (i) calculated on the basis of a 360-day year. Maker shall pay Purchaser a monthly payment on the last business day of each month commencing January 31, 2024 in accordance with Appendix I attached hereto. Payments shall be allocated first to accrued but unpaid interest and then principal.

Interest on the Principal Amount of this Debenture at the Contract Rate that shall have accrued and shall remain unpaid as of December 31, 2023 (the “PIK Amount”) shall be added to the then outstanding Principal Amount.

Maker may, in its sole discretion, pay any amounts due under this Debenture at any time without any premium or penalty.

If at any Measurement Date commencing May 31, 2024 for which financial statements are available, the Company determines that CAFDS exceeds Seven Hundred Fifty Thousand Dollars ($750,000.00), Maker shall provide written notice to Purchaser, no later than ten (10) Business Days following the date of such determination, and Purchaser shall have ten (10) business days from the receipt of such notice to elect to cause Maker to pay to Purchaser Purchaser’s pro rata share, based on the Principal Amount of this Debenture, the debenture held by Navy Capital Green Fund, LP, and the Canaccord Debentures, of the amount of CAFDS exceeding Seven Hundred Fifty Thousand Dollars ($750,000.00) (the “CAFDS Payment”). Maker shall pay Purchaser the CAFDS Payment within five (5) business days of receipt of Purchaser’s election.

For purposes of this Convertible Debenture, “Canaccord Debentures” means those debentures Maker issued pursuant to that certain Indenture dated as of December 18, 2018, by and between Maker and Odyssey Trust Company, as amended.

For purposes of this Convertible Debenture, “CAFDS” for any period ending on a

Measurement Date and for which financial statements are available, means Maker’s unrestricted (as determined in accordance with generally accepted accounting practices, consistently applied) cash on hand, whether from operations or treasury activities.

For purposes of this Convertible Debenture, “Measurement Date” means the last day of each fiscal quarter of Maker.

Capitalized terms used herein but not otherwise defined shall have the meanings given to them in the Subscription Agreement.

1.    Conversion. At Purchaser’s option, at any time prior to the close of business on the earlier of (i) the last business day immediately prior to the Maturity Date; or (ii) the Redemption Date (as defined in Section 3 below), the Purchaser may choose to have all or part of the outstanding principal and accrued interest owing to Purchaser repaid in Units at a conversion rate equal to seven cents ($0.07) per Unit, as adjusted pursuant to Section 2 (the “Conversion Price”). In the event Purchaser chooses to convert all or part of the outstanding principal and accrued interest into Units, Purchaser shall give written notice to Maker of such conversion no less than fifteen (15) business days prior to such conversion, and shall surrender the original of this Debenture to Maker, after which Purchaser will have no further rights under this Debenture as to the converted principal and interest, except the right to receive certificates representing the components of the Units. Notwithstanding anything to the contrary in either the Subscription Agreement or this Debenture, if at any time after six (6) months and one (1) day after the date of issuance of the Debenture (the “Closing Date”) the price of a Share on the exchange or trading platform on which the Shares are traded exceeds $0.80 (U.S.) for ten consecutive trading days, the Maker, on not less than thirty (30) days-notice (the end of such notice period, the “Forced Conversion Date”) to the Purchaser, may require conversion of this Debenture, in which case, following the Forced Conversion Date, interest shall cease to accrue on this Debenture and the Purchaser will have no further rights under this Debenture as to the converted principal and interest, except the right to receive certificates representing the components of the Units.

2.    Amendment to the Definition of Unit. Unit, as defined in the Subscription Agreement, shall mean (i) one (1) share of Maker’s Common Stock, par value $0.001, (the “Shares”) and (ii) one-half of one (1) warrant, with each warrant exercisable for three years to purchase a Share at a price of $0.10 (U.S.) (each, a “Warrant”). The description of a Warrant in this Section 2 is intended to modify the description of a Warrant in this Third Amended and Restated Debenture, the Third Amended Subscription Agreement and any other document related to this Third Amended and Restated Debenture, and in the case of any conflict between the description of a Warrant in this Third Amended and Restated Debenture, the Third Amended Subscription Agreement or any other document related to this Third Amended and Restated Debenture, the description in this Third Amended and Restated Debenture shall control.

Without limiting the foregoing, Maker and Purchaser also intend that each warrant heretofore delivered to Purchaser (including, but not limited to, the warrants issued concurrently with the Second Amended and Restated Subscription Agreement) be amended to conform with the foregoing. As such, each warrant issued concurrently with the Second Amended and Restated Subscription Agreement shall be deemed to be exercisable until the date which is three

(3) years hereafter at a price of $0.10 per Share, with the same force and effect as though each such warrant were expressly amended on the date hereof to be a Warrant. The foregoing provision is intended to be self-operative and binding on the Maker in all respects, but the Maker shall promptly deliver any documents, instruments and certificates which the Purchaser may request to evidence the same (including, but not limited to, amended and restated warrants).

3.    Adjustment of Conversion Price. The Conversion Price shall be subject to adjustment from time to time as follows:

(a)    If at any time after the date of this Debenture, Maker shall subdivide its outstanding Shares, the Conversion Price and Mandatory Conversion Threshold in effect immediately prior to such issuance or subdivision shall be proportionately reduced. If the outstanding Shares shall be combined into a smaller number of shares, the Conversion Price and Mandatory Conversion Threshold in effect immediately prior to such combination shall be proportionately increased. The Conversion Price and Mandatory Conversion Threshold also shall be appropriately adjusted in the event of the subsequent issuance of Shares or securities convertible into Shares, by way of security dividend or distribution, the issuance of rights, options or warrants to all or substantially all the holders of Shares or the distribution of shares of any other class of shares, rights, options, warrants, evidences of indebtedness or assets.

(b)    Except as set forth herein, if at any time after the date of this Third Amended and Restated Debenture, the Maker shall issue or sell Common Stock, or warrants or options exercisable for Common Stock, preferred stock convertible into Common Stock, or any other securities convertible into Common Stock, in a capital raising transaction, at a consideration per share, or exercise or conversion price per share, as applicable, less than the Conversion Price in effect immediately prior to such issuance, the Conversion Price shall be reduced to such issuance price. For purposes of determining the issuance price, the amount of consideration paid upon issuance of the security and any additional consideration to be paid upon conversion or exercise of the same security shall be combined to determine the total issuance price. The following securities shall be excluded from the foregoing and shall not result in any change to the Conversion Price: (i) capital stock, options or convertible securities issued to directors, officers, employees or consultants of the Maker in connection with their service as directors of the Maker, their employment by the Maker or their retention as consultants by the Maker, (ii) shares of Common Stock issued upon the conversion or exercise of options or convertible securities that were issued and outstanding on the date immediately preceding the date of this Third Amended and Restated Debenture, provided such securities are not amended after the date of this Third Amended and Restated Debenture to increase the number of shares of Common Stock issuable thereunder or to lower the exercise or conversion price thereof (iii) securities issued pursuant to the Third Amended and Restated Debenture and securities issued upon the exercise or conversion of those securities, (iv) shares of Common Stock issued or issuable by reason of a dividend, stock split or other distribution on shares of Common Stock (but only to the extent that such a dividend, split or distribution results in an adjustment in the Conversion Price pursuant to the other provisions of this Third Amended and Restated Debenture), and (v) capital stock, options or convertible securities issued as consideration for an acquisition or strategic transaction approved by a majority of the disinterested directors of the Maker, provided that any such issuance shall only be a person or entity (or to the equityholders of an entity) which is, itself or through its subsidiaries, an operating company or an owner of an asset in a business synergistic with the business of the Maker and shall provide to the Maker additional benefits in addition to the investment of funds, but shall not, for the purposes of this clause (v), include a transaction in which the Maker is issuing securities primarily for the purpose of raising capital or to an entity whose primary business is investing in securities. Notwithstanding the foregoing, no adjustment to the Conversion Price shall be made as a result of the Maker’s sale of securities through February 1, 2024.

(c)    No adjustment in the Conversion Price and/or the number of shares of Common Stock subject to the Debenture need be made if such adjustment would result in a change in the Conversion Price of less than one cent ($0.01) or a change in the number of subject shares of less than one-tenth (1/10th) of a share.

(d)    Upon any adjustment of the Conversion Price hereunder, Maker will compute the adjustment and prepare and furnish to Purchaser a certificate setting forth such adjustment and showing in detail the facts upon which the adjustment is based.

4.    Redemption/Change in Control.

(a)    The Purchaser may, upon not less than thirty (30) days-notice (the end of such notice period, the “Redemption Date”) to Maker following a “Change in Control” (as defined below), require Maker to repurchase the Debenture, in whole or in part, at a price (the “Redemption Price”) equal to 105% of the principal amount of the Debenture outstanding (including any accrued and unpaid interest) on the Redemption Date.

(b)    If holders of ninety percent (90%) or more of the series of debentures of which this Debenture is a part have demanded to require Maker to repurchase their debentures following a Change in Control, the Purchaser agrees to allow Maker to repurchase this Debenture for the Redemption Price on the Redemption Date notwithstanding the fact that the Purchaser has not provided the notice described in section 3(a).

(c)    Following the Redemption Date, interest shall cease to accrue on this Debenture and the Purchaser will have no further rights under this Debenture as to the converted principal and interest, except the right to receive the Redemption Price.

(d)    A “Change in Control,” for purposes of this Debenture, means (i) any event as a result of or following which any person, or group of persons acting jointly or in concert within the meaning of applicable United States securities laws, beneficially owns or exercises control or direction over an aggregate of more than 50% of the then outstanding Shares; or (ii) the sale or other transfer of all or substantially all of the consolidated assets of Maker. A “Change in Control” does not include a sale, merger, reorganization or other similar transaction if the previous holders of the Shares hold at least 50% of the voting shares of such merged, reorganized or other continuing entity.

5.    Authorized Shares. Until the Maturity Date, Maker shall maintain sufficient numbers of authorized and unissued Shares to permit the full exercise of the conversion of this Third Amended and Restated Debenture and the exercise of any Warrant.

6.    Default.

6.1    Events of Default. With respect to the Third Amended and Restated Debenture, the following events are “Events of Default”:

(a)    Default by Maker in the payment of principal on or any interest payable under the Debenture after fifteen (15) business days’ written notice from Purchaser following the date when the same is due and payable; or

(b)    Default in the due performance or observance of any other material covenant, agreement or provision in the Subscription Agreement, or in this Third Amended and Restated Debenture, to be performed or observed by Maker, and such default shall have continued for a period of thirty (30) business days after written notice thereof to Maker from Purchaser; or

(c)    the occurrence of any of the following:

(i)	the Maker files a petition in bankruptcy or for reorganization or for the adoption of an arrangement under the United States Bankruptcy Code (as now or in the future amended, the “Bankruptcy Code”);

(ii)	the Maker makes a general assignment for the benefit of its creditors;

(iii)

the Maker consents to the appointment of a receiver or trustee for all or a substantial part of the property of Maker or approves as filed in good faith a petition filed against Maker under the Bankruptcy Code; or

(iv)

the commencement of a proceeding or case, without the application or consent of Maker, in any court of competent jurisdiction, seeking (i) its liquidation, reorganization, dissolution or winding-up, or the composition or readjustment of its debts, (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of Maker or of all or any substantial part of its assets, or (iii) similar relief in respect of Maker under any law relating to bankruptcy, insolvency, reorganization, winding-up or composition or adjustment of debts, and such proceeding or case set forth in (i), (ii), or (iii) above continues undismissed or uncontroverted, or an order, judgement or decree approving or ordering any of the foregoing is entered and continues unstayed and in effect, for a period of sixty (60) business days.

6.2    Acceleration. If any one or more Events of Default described in Section 5.1 shall occur and be continuing, then Purchaser may, at Purchaser’s option and by written notice to Maker, declare the unpaid balance of the Debenture owing to Purchaser to be forthwith due and payable.

7.    Security. In order to permit the Company to grant a security interest in any of the assets that form part of its Nevada operations, the Nevada Cannabis Control Board (“CCB”) must receive notice in advance of the proposed grant of the security interest, and the CCB reserves the right to vet the recipients thereof (including all debentureholders). Maker shall use commercially reasonable efforts to obtain all necessary regulatory approvals to permit it to grant to debentureholders a security interest (“Security”) in certain of its select assets, such as its licenses, inventory (including work in process), equipment (excluding equipment subject to leases or purchase money financing) and contract rights (excluding investments in entities other than wholly-owned subsidiaries); however, the grant of the Security will be subject to CBB approval, which has not yet been requested or received. It is not possible to state with certainty when the effective date of the grant of the Security will occur, if at all. The grant of the Security is subject to the risk that CCB approval for the grant may not be received at all, or may be received with burdensome conditions for Maker and/or one or more of the debentureholders that are not commercially reasonable to comply with and/or may be outside the control of Maker. In the event the Security is ultimately granted to debentureholders, the Maker will retain the ability to subsequently grant a security interest in the same assets comprising the Security to other debtholders of Maker whether existing on the date hereof or incurred by Maker in the future, and which debts are currently secured or may be secured in the future. Anything contained herein to the contrary notwithstanding, whether or not the foregoing is successful, the Maker shall not grant Security in any of its assets whatsoever to any other lender or any other rights to any other creditor, which would have the effect causing the Purchaser’s claim in connection with any such assets to be subordinate to the rights of such third party, it being intended that for all purposes no lien or indebtedness shall be senior to Purchaser’s lien and that the lien of any other indebtedness will be subject and subordinate to this Debenture. Without limiting the foregoing, Maker represents and warrants that (i) any lien of and indebtedness evidenced by any debenture accruing interest at a rate of 15% per annum will be subject and subordinate to this Debenture and (ii) covenants not to issue any indebtedness other than as is subject and subordinate to this Debenture.

8.    Governing Law. This Third Amended and Restated Debenture shall be governed by, and construed and enforced in accordance with, the laws of the state of Nevada, excluding conflict of laws principles that would cause the application of laws of any other jurisdiction.

9.    Successors. The provisions of this Third Amended and Restated Debenture shall inure to the benefit of and be binding on any successor of Purchaser. This Third Amended and Restated Debenture cannot be assigned by any party hereto except as described in the Third Amended Subscription Agreement.

CLS Holdings, USA, Inc., a Nevada corporation

By:

Name:

Title:

APPENDIX I

PAYMENT SCHEDULE

[To be inserted]

EXHIBIT B

FORM OF WARRANT

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THESE SECURITIES MAY NOT BE SOLD, OFFERED FOR SALE, TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT, OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY IN ITS REASONABLE JUDGMENT THAT SUCH REGISTRATION IS NOT REQUIRED UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS.

CLS HOLDINGS USA, INC.

Warrant for the Purchase of Common Stock, par value $0.001 per share

No.	Shares
Date:

THIS CERTIFIES that, for good and valuable consideration, [•] (together with its successors and permitted assigns, the “Holder”), with an address at [•] is entitled to subscribe for and purchase from CLS HOLDINGS USA,INC. (the “Company”), upon the terms and conditions set forth herein, in whole or in part, at any time, or from time to time, after the date hereof and before 5:00 p.m. on a date that is not later than thirty-six (36) months after the earlier of: (i) the date this Warrant is issued according to the date set forth above; or (ii) the effectiveness of a registration statement under the Securities Act of 1933, as amended, relating to the Warrant Shares (as defined below) (the “Exercise Period”), that number of shares of the Company’s common stock set forth above, par value $0.001 per share (“Common Stock”), at a price of $0.10 per share (the “Exercise Price”), as same may be adjusted as provided for herein (the “Warrant Shares”).

1.    To the extent otherwise exercisable, this Warrant may be exercised during the Exercise Period as to the whole or any portion of the number of Warrant Shares, by (i) delivery of a written notice, in the form of the exercise notice attached hereto as Exhibit A (the “Exercise Notice”), of such Holder’s election to exercise this Warrant, which notice shall specify the number of Warrant Shares to be purchased, (ii) delivery of this Warrant to the Company, and (iii) either (a) payment to the Company of an amount equal to the Exercise Price multiplied by the number of Warrant Shares to be exercised (plus any applicable issue or transfer taxes) (the “Aggregate Exercise Price”) in cash, or by means of bank check or wire transfer of immediately available funds, or (b) if at the time the Company delivers a Mandatory Exercise Notice to the Holder, the Warrant Shares are not subject to an effective registration statement, delivery of an election to receive upon such exercise the “Net Number” of shares of Common Stock determined according to the following formula (the “Cashless Exercise”):

Net Number = (A x B) – (A x C)

B

For purposes of the foregoing formula:

A = the total number of Warrant Shares with respect to which this Warrant is then being exercised.

B = the closing bid price of the Common Stock on the date of exercise of the Warrant.

C = the Warrant Exercise Price then in effect for the applicable Warrant Shares at the time of such exercise.

In the event that the exercise of this Warrant is for less than all of the Warrant Shares purchasable under this Warrant, the Company shall cause to be issued in the name of and delivered to the Holder hereof or as the Holder may direct, as soon as practicable, a new Warrant or Warrants of like tenor, for the balance of the Warrant Shares purchasable hereunder.

2.    Upon the exercise of the Holder’s right to purchase Warrant Shares granted pursuant to this Warrant, the Holder shall be deemed to be the holder of record of the number of Warrant Shares issuable upon such exercise, notwithstanding that the transfer books of the Company shall then be closed or certificates representing such Warrant Shares shall not then have been actually delivered to the Holder. As soon as practicable after the exercise of this Warrant, the Company shall issue and deliver to the Holder a certificate or certificates for the applicable number of Warrant Shares, registered in the name of the Holder. No fractional shares of Common Stock are to be issued upon exercise of this Warrant, but rather the number of shares of Common Stock issued upon exercise of this Warrant shall be rounded up or down to the nearest whole number.

3.

(a)    The Company shall maintain at its principal executive offices (or such other office or agency of the Company as it may designate by notice to the Holder hereof), a register for this Warrant, in which the Company shall record the name and address of the person in whose name this Warrant has been issued, as well as the name and address of each transferee upon receipt of a duly executed warrant power in the form of Exhibit B hereto. The Company may treat the person in whose name any Warrant is registered on the register as the owner and holder thereof for all purposes, notwithstanding any notice to the contrary.

(b)    The Company shall at all times reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of providing for the exercise of the rights to purchase all Warrant Shares granted pursuant to this Warrant, such number of shares of Common Stock as shall be sufficient therefor. The Company covenants that all shares of Common Stock issuable upon exercise of this Warrant, upon receipt by the Company of the purchase price therefor, shall be validly issued, fully paid and nonassessable.

(c)    The Company, upon ten (10) days prior notice to the Holder (a “Mandatory Exercise Notice”), at any time prior to expiration of the Exercise Period, may demand that the Investor exercise this Warrant, in its entirety, if the closing bid price of the Shares equals or exceeds $0.80 (subject to adjustments as set forth in Section 4 of this Warrant) for twenty (20) consecutive business days. Should the Investor fail to exercise the Warrant in its entirety within thirty (30) days after receiving the Company’s demand, the Warrant shall expire and be of no further force or effect.

2.

(a)    In the event that the outstanding shares of Common Stock are changed into a different number of shares of Common Stock by reason of any recapitalization, reclassification, stock split-up, combination of shares or dividend payable in shares of the Company or an otherwise similar event, appropriate adjustment shall be made in the number and kind of securities as to which this Warrant shall be exercisable, to the end that the proportionate interest of the Holder immediately after the occurrence of such event shall equal the proportionate interest of the Holder immediately before the occurrence of such event. Such adjustment shall be made without change in the total Exercise Price applicable to this Warrant but with corresponding adjustments in the number of shares of Common Stock underlying the Warrant and Exercise Price per share evidenced by this Warrant. To illustrate: In the event of a reverse split in the ratio of 1:4, if this Warrant was for 75,000 Shares, the Exercise Price would become $0.40 and the number of underlying shares of Common Stock would be reduced to 18,750.

(b)    In case of any consolidation with or merger of the Company with or into another corporation or entity (other than a merger or consolidation in which the Company is the surviving or continuing corporation), or in case of any sale, conveyance or lease to another person or entity of the property of the Company as an entirety or substantially as an entirety, such successor or purchasing person or entity, as the case may be, shall (i) execute in favor of the Holder an agreement or instrument providing that the Holder shall have the right thereafter to receive upon exercise of this Warrant solely the kind and amount of shares of stock or other securities, property, cash or any combination thereof receivable upon such consolidation, merger, sale, lease or conveyance by a holder of the number of shares of Common Stock for which this Warrant might have been exercised immediately prior to such event, (ii) make effective provision in its certificate of incorporation or otherwise, if necessary, in order to effect such agreement and (iii) set aside or reserve, for the benefit of the Holder, the stock, securities, property and/or cash to which the Holder would be entitled upon exercise of this Warrant; provided, that, nothing contained in this paragraph 4(b) shall be interpreted so as to preclude the Holder from exercising this Warrant, in whole or in part, at any time prior to the consummation of any such consolidation, merger, sale, lease or conveyance.

(c)    The above provisions of this paragraph 4 shall similarly apply to successive consolidations, mergers, sales, leases, issuances or conveyances.

3.

(a)    In case at any time the Company shall propose:

(i)    to pay any dividend or make any distribution on shares of Common Stock in shares of common stock, or make any other distribution (other than regularly scheduled cash dividends) to all holders of common stock; or

(ii)    to issue any rights, warrants or other securities to all holders of the Company’s common stock entitling them to purchase any additional shares of common stock or any other rights, warrants or other securities; or

(iii)    to effect any reclassification or recapitalization of the Company’s common stock, or any consolidation or merger; or

(iv)    to effect any liquidation, dissolution or winding-up of the Company; or

(v)    to issue any shares of its Common Stock, or securities convertible or exercisable into its Common Stock, at a price per share lower than the Exercise Price, if such price is also lower than the market price for its Common Stock on such date;

then, and in any one or more of such cases, the Company shall give written notice thereof, by registered mail, postage prepaid, to the Holder at the Holder’s address as it shall appear in the Warrant Register, mailed at least ten (10) days prior to the date on which any such event is expected to occur.

(b) If and whenever on or after the date of this Warrant, the Company issues or sells any shares of Common Stock (including the issuance or sale of shares of Common Stock owned or held by or for the account of the Company, but excluding shares of Common Stock deemed to have been issued by the Company in connection with any Excluded Securities (as defined below) for a consideration per share (the “New Issuance Price”) less than the Exercise Price in effect immediately prior to such issue or sale or deemed issuance or sale (the foregoing a “Dilutive Issuance”), then immediately after such Dilutive Issuance, the Exercise Price then in effect shall be reduced to the New Issue Price. “Excluded Securities” means: (i) capital stock, options or convertible Securities issued to directors, officers, employees or consultants of the Company in connection with their service as directors of the Company, their employment by the Company or their retention as consultants by the Company, (ii) shares of Common Stock issued upon the conversion or exercise of options or convertible securities that were issued and outstanding on the date immediately preceding the date of this Warrant, provided such securities are not amended after the Subscription Date to increase the number of shares of Common Stock issuable thereunder or to lower the exercise or conversion price thereof (iii) securities issued pursuant to the Subscription Agreement and securities issued upon the exercise or conversion of those securities, (iv) shares of Common Stock issued or issuable by reason of a dividend, stock split or other distribution on shares of Common Stock (but only to the extent that such a dividend, split or distribution results in an adjustment in the Exercise Price pursuant to the other provisions of this Warrant), and (v) capital stock, options or convertible Securities issued as consideration for an acquisition or strategic transaction approved by a majority of the disinterested directors of the Company, provided that any such issuance shall only be a Person (or to the equityholders of a Person) which is, itself or through its subsidiaries, an operating company or an owner of an asset in a business synergistic with the business of the Company and shall provide to the Company additional benefits in addition to the investment of funds, but shall not, for the purposes of this clause (v), include a transaction in which the Company is issuing securities primarily for the purpose of raising capital or to an entity whose primary business is investing in securities.

4.    The issuance of any Warrant Shares or other securities upon the exercise of this Warrant, and the delivery of certificates or other instruments representing such Warrant Shares or other securities, shall be made without charge to the Holder for any tax or other charge in respect of such issuance. The Company shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate representing Warrant Shares in a name other than that of the Holder and the Company shall not be required to issue or deliver any such certificate unless and until the person or persons requesting the issuance thereof shall have paid to the Company the amount of such tax, to the extent required to be so paid, or, if reasonably required by the Company, shall have established to the satisfaction of the Company that such tax has been paid.

5.    Unless registered, or freely saleable under Rule 144, the Warrant Shares issued upon exercise of the Warrants shall be subject to a stop transfer order and the certificate or certificates evidencing such Warrant Shares shall bear the following legend or a similar legend to the following effect:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY STATE SECURITIES LAWS. SUCH SECURITIES MAY NOT BE SOLD OR OFFERED FOR SALE IN THE ABSENCE OF SUCH REGISTRATION OR EVIDENCE OF AN EXEMPTION THEREFROM (INCLUDING AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY AND ITS COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE ACT).”

6.    The Holder of this Warrant, by the acceptance hereof, represents that he is acquiring this Warrant and the Warrant Shares for his own account for investment only and not with a view towards, or for resale in connection with, the public sale or distribution of this Warrant or the Warrant Shares, except pursuant to sales registered or exempt under the Securities Act of 1933, as amended (the “Securities Act”); provided, however, that by making the representations herein, the Holder does not agree to hold this Warrant or any of the Warrant Shares for any minimum or other specific term and reserves the right to dispose of this Warrant and the Warrant Shares at any time in accordance with, or pursuant to an exemption under, the Securities Act. The Holder of this Warrant further represents, by acceptance hereof, that, as of this date, such Holder is an “accredited investor” as such term is defined in Rule 501(a) of Regulation D promulgated by the Securities and Exchange Commission under the Securities Act (an “Accredited Investor”). Upon the exercise of this Warrant, the Holder shall, if requested by the Company, confirm in writing, in a form satisfactory to the Company, that the Warrant Shares so purchased are being acquired solely for the Holder’s own account and not as a nominee for any other party, for investment and not with a view toward distribution or resale and that such Holder is an Accredited Investor. If such Holder cannot make such representations because they would be factually incorrect, it shall be a condition precedent to such Holder’s exercise of this Warrant that the Company receive such other representations as the Company considers reasonably necessary to assure the Company that the issuance of its securities upon exercise of this Warrant shall not violate any United States or state securities laws.

7.    Upon receipt of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant (and upon surrender of this Warrant if mutilated), and upon reimbursement of the Company’s reasonable incidental expenses (including without limitation any insurance), the Company shall execute and deliver to the Holder a new Warrant of like date, tenor and denomination.

8.    The Holder shall not have, solely on account of such status, any rights of a stockholder of the Company, either at law or in equity, or to any notice of meetings of stockholders or of any other proceedings of the Company, except as provided in this Warrant.

9.    This Warrant and the rights granted hereunder shall be assignable by the Holder hereof without the consent of the Company (i) to members of his or her immediate family (which shall include any spouse, lineal ancestor or descendant, adopted child or sibling, or the spouse of any of them) or (ii) to a trust or any other estate planning vehicle for the benefit of such Holder or members of his or her immediate family; provided, however, that the assignee shall, within ten (10) days prior to such assignment, furnish to the Company written notice of the name, address and relationship with such assignee and such transferee shall agree to be bound by the terms and conditions of the Investor Rights Agreement upon exercise, provided it involves no more than a de minimis expense.

10.    Each of the Company and the Holder shall do and perform all such further acts and things and execute and deliver all such other certificates, instruments and documents as the Company or the Holder may, at any time and from time to time, reasonably request in connection with the performance of any of the provisions of this Warrant.

11.    Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Warrant must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile or e-mail (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) one business day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive same. The addresses and facsimile numbers for such communications shall be:

If to the Company:

CLS Holdings USA, Inc.

516 S. 4th Street

Las Vegas, NV 89101

Tel: 888-260-7775

E-Mail: aglashow63@gmail.com

Attention: CEO

If to the Holder, at the address set forth above (if such Holder is the initial Holder of this Warrant), or to such other address for such Holder or its assignees as shall appear, from time to time, on the records maintained by the Company.

Each party shall provide five (5) days’ prior written notice to the other party of any change in address or facsimile number. Written confirmation of receipt (A) given by the recipient of such notice, consent, waiver or other communication, (B) mechanically or electronically generated by the sender’s facsimile machine containing the time, date, recipient facsimile number and an image of the first page of transmission or (C) provided by nationally recognized overnight delivery service shall be rebuttable evidence of personal service, receipt by facsimile or receipt from a nationally recognized overnight delivery service in accordance with clause (i), (ii) or (iii) above, respectively.

12.    Any term or provision of this Warrant which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the terms and provisions of this Warrant or affecting the validity or enforceability of any of the terms or provisions of this Warrant in any other jurisdiction.

13.    This Warrant shall be construed in accordance with the laws of the State of Nevada applicable to contracts made and to be performed within such State, without regard to principles of conflicts of law. THE COMPANY AND THE HOLDER (BY THE ACCEPTANCE HEREOF) HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT SITTING IN NEW YORK COUNTY, NEW YORK, OVER ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS WARRANT OR THE TRANSACTIONS CONTEMPLATED HEREBY. THE COMPANY AND THE HOLDER EACH AGREE THAT SERVICE OF ANY PROCESS, SUMMONS, NOTICE OR DOCUMENT BY U.S. REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, PROPERLY ADDRESSED TO IT AT ITS ADDRESS LISTED IN PARAGRAPH 13 ABOVE SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY ACTION, SUIT OR PROCEEDING BROUGHT IN ANY SUCH COURT. THE COMPANY AND THE HOLDER IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE IN ANY ACTION, SUIT OR PROCEEDING BROUGHT IN ANY SUCH COURT AND ANY CLAIM THAT SUCH COURT REPRESENTS AN INCONVENIENT FORUM. THE COMPANY AND THE HOLDER AGREE THAT A FINAL JUDGMENT IN ANY SUCH ACTION, SUIT OR PROCEEDING BROUGHT IN ANY SUCH COURT WHICH IS NO LONGER SUBJECT TO FURTHER REVIEW SHALL BE CONCLUSIVE AND BINDING UPON THE COMPANY AND THE HOLDER AND MAY BE ENFORCED AGAINST THE COMPANY OR THE HOLDER IN ANY OTHER COURTS TO WHOSE JURISDICTION THE COMPANY OR THE HOLDER, RESPECTIVELY, IS OR MAY BE SUBJECT BY SUIT UPON SUCH JUDGMENT. THE COMPANY AND THE HOLDER IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY RIGHTS TO A TRIAL BY JURY WITH RESPECT TO ANY CLAIM ARISING UNDER OR WITH RESPECT TO THIS WARRANT.

IN WITNESS WHEREOF, this Warrant was executed by the Company as of the                     day of                     , 20     .

CLS HOLDINGS USA, INC.

By:

Name: Andrew Glashow

Title: CEO

EXHIBIT A

To Warrant

ELECTION TO EXERCISE

TO BE EXERCISED BY THE REGISTERED HOLDER CLS HOLDINGS USA, INC.

The undersigned holder hereby exercises the right to purchase           (         ) of the shares of Common Stock (the “Warrant Shares”) of CLS Holdings USA, Inc., a Nevada corporation (the “Company”), evidenced by the attached Warrant. Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Warrant.

1.    Form of Warrant Exercise Price. The Holder intends that payment of the Aggregate Exercise Price shall be made with respect to Warrant Shares.

2.    Payment of Warrant Exercise Price. The Holder shall pay the Aggregate Exercise Price of $                            to the Company in accordance with the terms of the Warrant as follows (check applicable option):

(a)	Cash Exercise. The Holder shall pay the Aggregate Exercise Price to the Company in cash or by bank check or wire transfer.

(b)

Cashless Exercise. If permitted by the terms of the Warrant, the Holder elects to receive upon such exercise the Net Number of shares of Common Stock determined in accordance with the terms of the Warrant.

3.    Delivery of Warrant Shares. The Holder requests that certificates for such Warrant Shares be issued in the name of, and delivered to:

(Print Name, Address and Social Security or Tax Identification Number)

Dated:

                                                                                        Signature

EXHIBIT B

To Warrant

FORM OF WARRANT POWER

FOR VALUE RECEIVED, the undersigned does hereby assign and transfer to __________, with an address at _______________________, a warrant to purchase _______ shares of common stock of CLS Holdings USA, Inc., a Nevada corporation, represented by warrant certificate no.          , standing in the name of the undersigned on the books of said corporation. The undersigned does hereby irrevocably constitute and appoint          , attorney to transfer the warrants of said corporation, with full power of substitution in the premises.

Dated:

                                                                                        [HOLDER]